Exhibit 99.1
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President
Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
DAVID DYER APPOINTED CHICO’S FAS PRESIDENT AND CHIEF EXECUTIVE OFFICER
Scott Edmonds Retiring After 15 Years at Company
Ross Roeder Named Non-Executive Chairman
Company Announces December Sales
     Fort Myers, FL - January 8, 2009 - Chico’s FAS, Inc. (NYSE:CHS) announced today that David F. Dyer, who formerly served as President and Chief Executive Officer of both Tommy Hilfiger and Land’s End, has been appointed President and Chief Executive Officer of Chico’s FAS, Inc. Mr. Dyer, who has served on the Company’s Board of Directors since 2007, will remain a member of the Board. In his new roles, Mr. Dyer succeeds Scott A. Edmonds, who informed the Board on January 7 that he is retiring and submitted his resignation as an officer and director of the Company. Ross E. Roeder, who is currently the Company’s Lead Director, has been named Non-Executive Chairman of the Board.
     “Since becoming President in 2001, Scott has been instrumental in transforming Chico’s from a single concept retailer with 250 stores to an enterprise with three compelling brand concepts and 1,080 stores in 49 states,” said Mr. Roeder. “Under his leadership, Chico’s has become one of the premier women’s retailers in the country. Even in this difficult environment, we are well positioned to weather one of the worst retailing downturns in history, with no debt and significant cash resources. Having overseen the growth of the Company, established its strong financial position, and completed its operational transition from a single brand to a multi-brand, multi-channel retailer, Mr. Edmonds feels it is now time to hand the Company over to new leadership — and the Board agrees with this decision. “
     “It has been my great privilege to be a part of this exceptional company for the past 15 years,” said Mr. Edmonds. “While I will miss working with the outstanding group of talented and dedicated people we have, I know that Chico’s will be in excellent hands with Dave Dyer. Dave is a first-class retailer and has led two of the most respected apparel companies in the world. He has been a valuable member of our Board of Directors and I am committed to helping in any way I can to ensure a smooth transition. “
     “We are fortunate that David Dyer, one of the most respected and successful leaders in retailing, has agreed to assume the positions of President and Chief Executive Officer. His expertise in marketing and merchandising will help position Chico’s to prosper and grow in the future,” added Mr. Roeder.

     Mr. Dyer, 59, has had a distinguished 35-year career in retail. He served as President, Chief Executive Officer and director of Tommy Hilfiger, Inc. from August, 2003 until its sale in May, 2006. Prior to that, he served as President and Chief Executive Officer of Lands’ End from November 1998 until its June 2002 sale to Sears Roebuck and Company. Following the sale, he joined Sears as Executive Vice President and a member of its Executive Committee, while retaining his responsibilities at Lands’ End. Mr. Dyer has also served as acting President of J. Crew and President and Chief Operating Officer of Home Shopping Network.
     Mr. Dyer began his career as an Executive Trainee at Burdines department stores in Miami, Florida where, over the next 17 years, he rose through the ranks to become Senior Vice President of Merchandising and Marketing. In addition to the Chico’s Board, he was previously a director of Tommy Hilfiger, ADVO, Inc., Land’s End and Home Shopping Network. He is a 1971 graduate of Vanderbilt University and was named a Distinguished Alumnus of the Vanderbilt School of Engineering in 2005.
     “I have great respect for Chico’s’ market position and leadership, and the work that Scott has done over the course of his 15 years at the Company to build it into a first rate retailer,” said Mr. Dyer. “I look forward to leading Chico’s through the challenges of the current environment to a bright and successful future. With three strong and well-defined brands, a clean balance sheet and an outstanding management team, I have every confidence we are positioned for long-term success.”
     Mr. Roeder, 70, has been a member of the Chico’s Board of Directors since 1997 and was named Lead Director in September 2007. He was Chairman of Smart and Final, Inc. from 1999 until 2007, and served as a director of SFI Corporation, the parent corporation of Smart and Final, from 1984 to 2007. From 1999 until 2004, Mr. Roeder also held the position of Chief Executive Officer of Smart and Final, Inc. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998, served as its Chairman of the Board. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company.
December Sales and Outlook
     Chico’s also reported that its net sales for the five-week period ended January 3, 2009, decreased 10.0% to $163.4 million from $181.6 million reported for the five-week period ended January 5, 2008. Comparable store sales decreased 12.4% for the five-week period ended January 3, 2009 compared to the same five-week period last year ended January 5, 2008.
     For the forty-eight weeks ended January 3, 2009, total net sales decreased 8.0% to $1.491 billion from $1.620 billion reported for the forty-eight week period ended January 5, 2008. Comparable store sales decreased 15.3% for the forty-eight week period ended January 3, 2009 compared to the forty-eight week period last year ended January 5, 2008.
     The Company said that its expected decrease in comparable store sales for December, combined with its efforts to be promotionally competitive and its intent to end the quarter with lowered targeted store inventory levels, is expected to result in lower gross margins than originally anticipated for the fourth quarter.
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,080 women’s specialty stores, including stores in 49 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 623 Chico’s front-line stores, 41 Chico’s outlet stores, 330 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 72 Soma Intimates front-line stores and 1 Soma Intimates outlet store.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
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Additional investor information on Chico’s FAS, Inc. including a presentation summarizing the
Company’s recent financial results is available on the Company’s website at
http://www.chicosfas.com